Exhibit 99.1

IO Biotech Reports Second Quarter 2025 Financial Results and Provides Business Highlights

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Announced clinical improvement in progression free survival observed in pivotal Phase 3 Trial of Cylembio® plus KEYTRUDA® (pembrolizumab) for the treatment of first-line advanced melanoma, but statistical significance narrowly missed; company plans to meet with FDA this fall to discuss data and next steps for a potential regulatory submission

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Ended second quarter with approximately $28.1 million in cash and cash equivalents; the company expects that our cash position, together with €12.5 million in proceeds from the second tranche of the European Investment Bank (EIB) loan facility received on July 4, 2025, will be sufficient to continue funding our operations into the first quarter of 2026

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Corporate presentations are planned for the Morgan Stanley 23rd Annual Global Healthcare Conference on September 9, 2025, and the H.C. Wainwright 27th Annual Global Investment Conference on September 10, 2025

New York, NY – August 14, 2025: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulatory, off-the-shelf therapeutic cancer vaccines, today reported financial results and business highlights for the second quarter of 2025.

“In the second quarter, we achieved a significant milestone advancing our pipeline of novel cancer therapies with the readout of the topline results of the Phase 3 trial for Cylembio, our potentially first-in-class, immune-modulatory, off-the-shelf therapeutic cancer vaccine, being investigated in advanced melanoma,” said Mai-Britt Zocca, PhD, President and CEO of IO Biotech. “With the notable safety profile and clinical improvement observed in this trial, we are focused on discussing the results with the FDA and determining the next steps for a potential submission of a Biologics License Application (BLA) for the treatment of advanced melanoma.”

Recent Business Highlights

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The company announced topline results of its Phase 3 pivotal trial (IOB-013/KN-D18) evaluating the company’s lead investigational vaccine, Cylembio® (imsapepimut and etimupepimut, adjuvanted), in combination with Merck’s (known as MSD outside of the United States and Canada) anti-PD-1 therapy KEYTRUDA® (pembrolizumab) for the treatment of advanced melanoma. The trial evaluated Cylembio in combination with pembrolizumab vs. pembrolizumab alone as a first-line treatment in 407 patients with unresectable or metastatic (advanced) melanoma. In the study, Cylembio plus pembrolizumab demonstrated clinical improvement in progression free survival (PFS) compared to pembrolizumab alone, but statistical significance was narrowly missed on the PFS primary endpoint. Based on these results, IO Biotech plans to meet with the United States (US) Food and Drug Administration (FDA) this fall to discuss the totality of data and determine next steps for a potential submission of a Biologics License Application (BLA) for the treatment of advanced melanoma.

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The company continues to expect initial data from the perioperative Phase 2 solid tumor basket trial (IOB-032/PN-E40), studying treatment with Cylembio in combination with pembrolizumab in patients with resectable squamous cell carcinoma of the head and neck (SCCHN) and melanoma that completed enrollment in January, as well as longer-term data from the company’s other ongoing Phase 2 basket trial, IOB-022/KN-D38, in patients with advanced SCCHN or non-small cell lung cancer (NSCLC), to be available in the second half of 2025 and presented at a medical meeting in 2026.

Upcoming Investor Conferences Participation

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Morgan Stanley 23rd Annual Global Healthcare Conference: Mai-Britt Zocca, PhD, President and CEO, Amy Sullivan, CFO, and Qasim Ahmad, MD, CMO, will participate in a fireside chat beginning at 7:45 AM ET on September 9, 2025.

•	H.C. Wainwright 27th Annual Global Investment Conference: Mai-Britt Zocca, PhD, President and CEO, will give a company presentation beginning at 8:00 AM ET on September 10, 2025.

The webcasts for these two upcoming conferences will be available from the Investors section of the company’s website at https://investors.iobiotech.com.

Second Quarter 2025 Financial Results

•	Net loss for the three months ended June 30, 2025, was $26.2 million, compared to $20.7 million for the three months ended June 30, 2024.

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Research and development expenses were $16.7 million for the three months ended June 30, 2025, compared to $15.8 million for the three months ended June 30, 2024. The company recognized $0.6 million in research and development equity-based compensation for the three months ended June 30, 2025, compared to $0.7 million for the three months ended June 30, 2024.

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General and administrative expenses were $6.5 million for the three months ended June 30, 2025, compared to $5.7 million for the three months ended June 30, 2024. The company recognized $1.0 million in general and administrative equity-based compensation for the three months ended June 30, 2025 and 2024, respectively.

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Cash and cash equivalents as of June 30, 2025 were $28.1 million, compared to $60.0 million at December 31, 2024. During the three months ended June 30, 2025, the company used cash, cash equivalents and restricted cash of $9.0 million. The company has drawn down on the Tranche A and Tranche B loan facility in principal amount of €10.0 million and €12.5 million, respectively, on May 6, 2025 and July 4, 2025, each before payment of certain fees and transaction related expense. With the funds received from the second tranche of the EIB loan facility on July 4th, the company expects that it will have sufficient cash to run the company into the first quarter of 2026.

About Cylembio®

Cylembio® (imsapepimut and etimupepimut, adjuvanted) is an investigational, immune-modulatory, off-the-shelf therapeutic cancer vaccine candidate designed to kill both tumor cells and immune-suppressive cells in the tumor microenvironment (TME) by stimulating activation and expansion of T cells against indoleamine 2,3-dioxygenase 1 (IDO1) positive and/or programmed death-ligand 1 (PD-L1) positive cells. The company is currently conducting a pivotal Phase 3 trial (IOB-013/KN-D18; NCT05155254) investigating Cylembio in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) versus pembrolizumab alone in patients with advanced melanoma, a Phase 2 basket trial (IOB-022/KN-D38; NCT05077709) investigating Cylembio in combination with pembrolizumab as first line treatment in patients with advanced solid tumors, and a Phase 2 basket trial (IOB-032/PN-E40; NCT05280314) investigating Cylembio in combination with pembrolizumab as neo-adjuvant/adjuvant treatment of patients with solid tumors. Enrollment in the Phase 3 trial was completed rapidly by December 2023 with topline results from this trial reported in the third quarter of 2025. Enrollment in the two ongoing company-sponsored Phase 2 clinical trials is now complete.

The clinical trials are sponsored by IO Biotech and conducted in collaboration with Merck, which is supplying pembrolizumab. IO Biotech maintains global commercial rights to Cylembio.

Cylembio® is a registered trademark of IO Biotech ApS, a subsidiary of IO Biotech.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA (known as MSD outside of the US and Canada).

About the IOB-013/KN-D18 Pivotal Phase 3 Clinical Trial

IOB-013/KN-D18 (ClinicalTrials.gov: NCT05155254) is an open label, randomized Phase 3 pivotal clinical trial evaluating Cylembio® in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma. Enrollment in the trial was completed by December 2023 with a total of 407 patients enrolled from more than 100 centers across the United States, Europe, Australia, Turkey, Israel and South Africa. The primary endpoint of the study was progression free survival. Secondary endpoints include overall response rate, overall survival, durable objective response rate, complete response rate, duration of response, time to complete response, disease control rate, and incidence of adverse events and serious adverse events (safety and tolerability). Biomarkers in the blood and tumor tissue will also be assessed as exploratory endpoints. The company reported topline results from this trial in the third quarter of 2025. IO Biotech is sponsoring the Phase 3 trial and Merck is supplying pembrolizumab.

About IOB-022/KN-D38 Phase 2 Solid Tumor Basket Trial

IOB-022/KN-D38 (NCT05077709) is a non-comparative, open label trial to investigate the safety and efficacy of Cylembio® in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) in the first-line treatment of metastatic non-small cell lung cancer (NSCLC) or metastatic squamous cell carcinoma of the head and neck (SCCHN) at sites in the United States, Spain, and the United Kingdom. IO Biotech is sponsoring the Phase 2 trial and Merck is supplying pembrolizumab.

About IOB-032/PN-E40 Phase 2 Solid Tumor Basket Trial

IOB-032/PN-E40 (NCT05280314) is a multicenter Phase 2 basket trial investigating Cylembio® in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) as neo-adjuvant/adjuvant treatment of patients with solid tumors at sites in Australia, the United States, France, Germany, Spain, and Denmark. The study completed enrollment in all cohorts: 18 patients with melanoma in cohort A and 16 patients with SCCHN in cohort B, both as single arm cohorts receiving combination of Cylembio with pembrolizumab. In cohort C, 61 melanoma patients were randomized 1:1 to either the combination of Cylembio with pembrolizumab or pembrolizumab alone. In the neo-adjuvant period, for all cohorts, treatment is every 3 weeks (Q3W) for 3 cycles (melanoma) or 2-3 cycles (SCCHN). Patients entering the study will be scheduled for surgery and begin neoadjuvant treatment 4-9 weeks prior. Surgery will be followed by adjuvant treatment with the same regimen for 15 cycles. Cohort C patients with poor pathological response to pembrolizumab alone in the neo-adjuvant phase (>10% residual viable tumor) may cross over to combination treatment post-surgery. The primary endpoint is major pathological response at surgery (≤10% residual viable tumor; central assessment). IO Biotech is sponsoring the Phase 2 trial and Merck is supplying pembrolizumab.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulatory, off-the-shelf therapeutic cancer vaccines based on its T-win® platform. The T-win platform is based on a novel approach to cancer vaccines designed to activate T cells to target both tumor cells and the immune-suppressive cells in the tumor microenvironment. IO Biotech is advancing its lead cancer vaccine candidate, Cylembio®, in clinical trials, and additional pipeline candidates through preclinical development. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com. Follow us on our social media channels on LinkedIn and X (@IOBiotech).

For further information, please visit www.iobiotech.com. Follow us on our social media channels on LinkedIn and X (@IOBiotech).

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including statements regarding the timing or outcome of communications with regulatory authorities including the FDA, the timing or outcome of the submission of marketing applications, including a BLA, for Cylembio, the timing or outcome of the launch of Cylembio, and statements regarding other current or future clinical trials, their timing, progress, enrollment or results, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contact:

Investors

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

Media

Julie Funesti

Edelman

917-498-1967

julie.funesti@edelman.com

IO BIOTECH, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses
Research and development	$16,652	$15,848	$33,027	$30,159
General and administrative	6,518	5,685	12,727	11,571

Total operating expenses	23,170	21,533	45,754	41,730

Loss from operations	(23,170)	(21,533)	(45,754)	(41,730)

Other (expense) income
Currency exchange loss, net	(374)	(90)	(479)	(552)
Interest income	285	1,311	699	2,928
Interest expense	(253)	—	(253)	—
Change in fair value of warrants	(2,587)	—	(2,587)	—

Total other (expense) income, net	(2,929)	1,221	(2,620)	2,376

Loss before income tax expense	(26,099)	(20,312)	(48,374)	(39,354)
Income tax expense	118	374	264	789

Net loss	(26,217)	(20,686)	(48,638)	(40,143)

Net loss attributable to common shareholders	(26,217)	(20,686)	(48,638)	(40,143)

Net loss per common share, basic and diluted	$(0.40)	$(0.31)	$(0.74)	$(0.61)

Weighted-average number of shares used in computing net loss per common share, basic and diluted	65,880,914	65,880,914	65,880,914	65,880,914

Other comprehensive loss
Net loss	$(26,217)	$(20,686)	$(48,638)	$(40,143)
Foreign currency translation	(220)	(151)	39	43

Total comprehensive loss	$(26,437)	$(20,837)	$(48,599)	$(40,100)

IO BIOTECH, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$28,131	$60,031
Prepaid expenses and other current assets	10,849	4,920

Total current assets	38,980	64,951

Restricted cash	268	268
Property and equipment, net	603	638
Right of use lease asset	1,470	1,725
Other non-current assets	1,005	117

Total non-current assets	3,346	2,748

Total assets	$42,326	$67,699

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$5,537	$4,661
Lease liability - current	768	717
Accrued expenses and other current liabilities	13,592	14,108

Total current liabilities	19,897	19,486

Lease liability - non-current	868	1,198
Term loan debt, net	6,720	—
Common stock warrants	13,249	—

Total non-current liabilities	20,837	1,198

Total liabilities	40,734	20,684

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value of $0.001 per share; 5,000,000 shares authorized, no shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Common stock, par value of $0.001 per share; 300,000,000 shares authorized at June 30, 2025 and December 31, 2024; 65,880,914 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	66	66
Additional paid-in capital	416,289	413,113
Accumulated deficit	(407,951)	(359,313)
Accumulated other comprehensive loss	(6,812)	(6,851)

Total stockholders’ equity	1,592	47,015

Total liabilities and stockholders’ equity	$42,326	$67,699